Exhibit (d)(3)(i)

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
Voya Government Money Market Portfolio	Term Expires May 1, 2020

/s/ HE
HE

Effective Date: May 1, 2019